Exhibit 3.5

Certificate of Amendment	Certificat de modification
Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

Skylight Health Group Inc.

Corporate name / Dénomination sociale

1055740-4

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the Canada Business Corporations Act as set out in the attached articles of amendment.	JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l’article 178 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes.

/s/ Raymond Edwards

Raymond Edwards

Director / Directeur

2021-03-31

Date of amendment (YYYY-MM-DD)

Date de modification (AAAA-MM-JJ)

Form 4	Formulaire 4
Articles of Amendment	Clauses modificatrices
Canada Business Corporations Act	Loi canadienne sur les sociétés par
(CBCA) (s. 27 or 177)	actions (LCSA) (art. 27 ou 177)

1	Corporate name
Dénomination sociale

Skylight Health Group Inc.

2	Corporation number
Numéro de la société

1055740-4

3	The articles are amended as follows
Les statuts sont modifiés de la façon suivante

The corporation amends the description of classes of shares as follows:
La description des catégories d’actions est modifiée comme suit :

See attached schedule / Voir l’annexe ci-jointe

The corporation amends the restrictions on share transfers as follows:
Les restrictions sur le transfert d’actions sont modifiées comme suit :

The corporation amends the restrictions on share transfers as follows: “None”

The corporation amends the other provisions as follows:
Les autres dispositions sont modifiées comme suit :

See attached schedule / Voir l’annexe ci-jointe

4	Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
Catherine Beckett
Catherine Beckett
416-642-1807

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

IC 3069 (2008/04)

Schedule / Annexe

Description of Classes of Shares / Description des catégories d’action

Article 3 of the Articles of Incorporation is hereby deleted in its entirety and replace with:

1 The authorized capital of the Corporation shall consist of an unlimited number of common shares and an unlimited number of First Preferred Shares issuable in series by the directors.

2 The Common Shares without nominal or par value of the Corporation will carry and be subject, as a class, to the rights, privileges, priorities, limitations, conditions and restrictions hereinafter set forth:

(a) The holders of the Common Shares are entitled to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote.

(b) Subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, the holders of the Common Shares are entitled to share equally in the remaining property of the Corporation upon liquidation, dissolution or winding-up of the Corporation.

(c) Subject to the rights of the First Preferred Shares, the holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the directors of the Corporation.

3 The First Preferred Shares of the Corporation will carry and be subject, as a class, to the rights, privileges, priorities, limitations, conditions and restrictions hereinafter set forth:

(a) The directors of the Corporation may at any time and from time to time issue the First Preferred Shares in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors.

(b) The directors of the Corporation may (subject as hereinafter provided) from time to time fix before issuance the designation, rights, restrictions, conditions and limitations to attach to the First Preferred Shares of each such series including, without limiting the generality of the foregoing, the rate of preferential dividends, the dates of payment thereof, redemption price (if any) and the terms and conditions of redemption, and purchase and conversion rights (if any) or other provisions attaching to the First Preferred Shares of any such series, the whole subject to the filing of articles of amendment confirming the designation, preferences, rights, conditions, restrictions, limitations and prohibitions attaching to any such series of the First Preferred Shares.

(c) The holders of First Preferred Shares shall be entitled to receive from the amounts which the Corporation may set aside for the payment of dividends, as and when declared by the directors, a fixed, cumulative and preferential dividend to accrue as the directors of the Corporation may fix by resolution, such dividends to accrue from the dates fixed by the directors or in default of such dates from the date of issue of the shares, and to be payable, as and when so declared, by quarterly payments on the first days of January, April, July and October of each year, except where otherwise determined by the directors.

(d) When any fixed cumulative dividends or amount payable on a return of capital are not paid in full, the First Preferred Shares of all series shall participate rateably in respect of such dividends including accumulations, if any, in accordance with sums which would be payable on the First Preferred Shares if all such dividends were declared and paid in full, and on any return of capital in accordance with the sums which would be payable on such return of capital if all sums so payable were paid in full.

(e) The First Preferred Shares shall be entitled to preference over the common shares of the Corporation and over any other shares of the Corporation ranking junior to the First Preferred Shares with respect to payment of dividends and return of capital and in the distribution of assets in the event of liquidation, dissolution or wind-up of the Corporation whether voluntary or involuntary and may also be given such other preferences over the common shares of the Corporation and any other shares of the Corporation ranking junior to the First Preferred Shares as may be determined by the directors of the Corporation as to the respective series authorized to be issued.

(f) The First Preferred Shares of each series shall rank on a parity with the First Preferred Shares of every other series with respect to priority in payment of dividends, return of capital and in the distribution of assets in the event of liquidation, dissolution or wind-up of the Corporation whether voluntary or involuntary.

(g) No dividends shall at any time be declared or paid on or set apart for payment on any shares of the Corporation ranking junior to the First Preferred Shares unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of First Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on such shares of the Corporation ranking junior to the First Preferred Shares nor shall the Corporation call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of the First Preferred Shares (less than the total amount then outstanding) or any shares of the Corporation ranking junior to the First Preferred Shares unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of the First Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment.

(h) First Preferred Shares of any series may be purchased for cancellation or made subject to redemption by the Corporation pursuant to the provisions of the Canada Business Corporations Act at such time and at such places and upon such other terms and conditions as may be specified in the preferences, rights, conditions, restrictions, limitations and prohibitions attaching to the First Preferred Shares of such series as set forth in the resolution of the board of directors of the Corporation.

(i) The holders of the First Preferred Shares shall not, as such, be entitled as of right to subscribe for or purchase or receive any part of any issue of shares, bonds, debentures or other securities of the Corporation now or hereafter authorized.

(j) No class of shares may be created ranking as to capital or dividends prior to the First Preferred Shares without the approval of the holders of the First Preferred Shares given as hereinafter specified.

(k) The provisions of clauses (a) to (j) hereof inclusive, the provision of this clause and the provisions of clause (l) hereof may be repealed, altered, modified, amended or amplified by articles of amendment but only with the approval of the holders of the First Preferred Shares given as hereinafter specified in addition to any other approval required by the Canada Business Corporations Act.

(l) The approval of holders of the First Preferred Shares as to any and all matters referred to herein may be given by resolution passed or by-law sanctioned at a meeting of holders of First Preferred Shares duly called and held upon at least twenty-one (21) day’s notice at which the holders of at least a majority of the outstanding First Preferred Shares are present or represented by proxy and carried by the affirmative vote of the holders of not less than two-thirds (2/3) of the First Preferred Shares represented and voting at any such meeting cast on a poll, in addition to such other votes (including the vote of other classes of shareholders) as may be required by the Canada Business Corporations Act or by an instrument in writing signed by the holders of not less than two-thirds (2/3) of the First Preferred Shares. If at any such meeting the holders of a majority of the outstanding First Preferred Shares are not present or represented by proxy within half an hour after the time appointed for the meeting, then the meeting shall be adjourned to such date being not less than twenty-one (21) days later and to such time and place as may be appointed by the chairman and at least fifteen (15) days written notice shall be given of such adjourned meeting but it shall not be necessary in such notice to specify the purpose for which the meeting was originally called. At such adjourned meeting the holders of First Preferred Shares present or represented by proxy may transact the business for which the meeting was originally convened and a resolution passed thereat by the affirmative votes of the holders of not less than two-thirds (2/3) of the First Preferred Shares represented and voting at such adjourned meeting cast on a poll shall constitute the approval of the holders of First Preferred Shares referred to above. The formalities to be observed with respect to the giving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at every such meeting or adjourned meeting, every holder of First Preferred Shares shall be entitled to one (1) vote in respect of each First Preferred Share held.

Schedule / Annexe

Other Provisions / Autres dispositions

The directors may appoint from time to time one or more additional directors within the limits provided in the Canada Business Corporations Act.